Sub-Item 77C: Submission of Matters to a Vote of Security Holders

International Index Fund

On May 2, 2006, Homestead Funds, Inc. sent proxy materials to all International Index Fund shareholders, as of the close of business on April 13, 2006. The proxy requested to change the Investment Objective of the International Stock Index Fund of Homestead Funds, Inc.; to approve an Investment Management Agreement with RE Advisers Corporation, and; to Approve an Investment Subadvisory Agreement between RE Advisers Corporation and Mercator Asset Management, L.P.

A special meeting of shareholders was held on June 7, 2006 for the purpose of tabulating and announcing the results of the proxy vote:

1. To Change the Investment Objective of the International Stock Index Fund of Homestead Funds, Inc.:

For:  1,224,910.692
Against:  16,459
Abstain:  0.000

2. To Approve and Investment Management Agreement with RE Advisers
Corporation:

For:  1,223,874.447
Against:  17,496.168
Abstain:  0.000

3.  To Approve an Investment Subadvisory Agreement between RE
Advisers Corporation and Mercator Asset Management, L.P.:

For:  1,219151.170
Against:  21,475.481
Abstain:  743.964